Preliminary Term Sheet (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and Product Supplement EQUITY MLI-1 dated March 3, 2026)	Subject to Completion Dated July 2, 2026	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-287303
Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	July , 2026 July , 2026 July , 2028
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Issuer Callable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index
▪	A Contingent Coupon Payment of [$0.275 to $0.325] (equal to a rate of approximately [11.00% to 13.00%] per annum) payable on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Market Measure, which will be one of the Nasdaq-100 Index®, the Russell 2000® Index or the S&P 500® Index (each an “Index” and collectively the “Indices”), on the applicable quarterly Coupon Observation Date is greater than or equal to 75% of its Starting Value.
▪	Callable by the Issuer in whole prior to maturity on any quarterly Call Payment Date beginning approximately three months after the settlement date. If the notes are called, on the applicable Call Payment Date you will receive the principal amount of your notes plus any Contingent Coupon Payment that may otherwise be due. No further amounts will be payable following a call.
▪	If not called, a maturity of approximately two years
▪	If not called, at maturity, if the level of the Worst-Performing Market Measure has not decreased by more than 25%, a return of principal plus the final Contingent Coupon Payment; if the level of the Worst-Performing Market Measure has decreased by more than 25%, 1-to-1 downside exposure to decreases in the Worst-Performing Market Measure from its Starting Value, with 100.00% of your principal at risk
▪	The notes are not linked to a basket composed of the Indices. Any depreciation in the level of one Index will not be offset by any appreciation in the level of any other Index.
▪	All payments are subject to the credit risk of Barclays Bank PLC.
▪	Limited secondary market liquidity, with no exchange listing
▪	The notes are our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC. The notes are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom, or any other jurisdiction.

The notes are being issued by Barclays Bank PLC (“Barclays”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-9 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement EQUITY MLI-1 and beginning on page S-9 of the prospectus supplement.

Our initial estimated value of the notes, based on our internal pricing models, is expected to be between $9.328 and $9.828 per unit on the pricing date, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” below for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. All payments are subject to the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page TS-5 and “Risk Factors” beginning on page TS-8 of this term sheet.

_

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_

	Per Unit	Total
Public offering price	$ 10.000	$
Underwriting discount(1)	$ 0.125	$
	$ 0.050	$
Proceeds, before expenses, to Barclays	$ 9.825	$

(1)	The underwriting discount reflects a sales commission of $0.125 per unit and a structuring fee of $0.050 per unit.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

July    , 2026

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028

Summary

The Issuer Callable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July    , 2028 (the “notes”) are our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays. The notes are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays and to the risk of exercise of any U.K. Bail-in Power (as described herein) or any other resolution measure by any relevant U.K. resolution authority.

The notes will pay a Contingent Coupon Payment of [$0.275 to $0.325] (equal to a rate of approximately [11.00% to 13.00%] per annum) on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Market Measure (as described below) on the applicable quarterly Coupon Observation Date is greater than or equal to its Coupon Barrier. The notes will be callable by the Issuer in whole prior to maturity on any Call Payment Date. If your notes are called, you will receive the Call Payment on the applicable Call Payment Date, and no further amounts will be payable on the notes. If your notes are not called and the Ending Value of the Worst-Performing Market Measure is greater than or equal to its Threshold Value, you will receive at maturity the principal amount of the notes plus the final Contingent Coupon Payment. If your notes are not called and the Ending Value of the Worst-Performing Market Measure is less than the Threshold Value, at maturity your notes are subject to 1-to-1 downside exposure to decreases in the Worst-Performing Market Measure from its Starting Value, with 100.00% of the principal amount at risk. All payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Worst-Performing Market Measure, subject to our credit risk. See “Terms of the Notes” below.

On the cover page of this term sheet, we have provided the estimated value range for the notes. This range of estimated values was determined based on our internal pricing models, which take into account a number of variables, including volatility, interest rates and our internal funding rates, which are our internally published borrowing rates, and the economic terms of certain related hedging arrangements. This range of estimated values may not correlate on a linear basis with the range of Contingent Coupon Payment for the notes. The estimated value of the notes calculated on the pricing date is expected to be less than the public offering price and will be set forth in the final term sheet made available to investors in the notes.

The economic terms of the notes (including the Contingent Coupon Payment) are based on our internal funding rates, which may vary from the levels at which our benchmark debt securities trade in the secondary market, and the economic terms of certain related hedging arrangements. The difference between these rates, as well as the underwriting discount and costs associated with hedging the notes and other amounts described below, will reduce the economic terms of the notes. For more information about the estimated value and the structuring of the notes, see “Structuring the Notes” below.

Terms of the Notes
Issuer:	Barclays Bank PLC (“Barclays”)
Principal Amount:	$10.00 per unit
Term:	Approximately two years, if not previously called
Market Measure:	The worst performing of the Nasdaq-100 Index® (Bloomberg symbol: “NDX”), the Russell 2000® Index (Bloomberg symbol: “RTY”) and the S&P 500® Index (Bloomberg symbol: “SPX”), each a price return index
Worst-Performing Market Measure:

With respect to each Coupon Observation Date or the Final Calculation Day, the Index with the lowest Index Return on that day. The “Index Return” of an Index means an amount calculated as follows:

With respect to each Index on any Coupon Observation Date:

With respect to each Index on the Final Calculation Day:

Call Feature:	The Issuer may, in its sole discretion, call the notes, in whole but not in part, without your consent on any Call Payment Date. If we elect to call the notes on any Call Payment Date, we will give notice to the trustee on or prior to the immediately preceding Coupon Observation Date.
Coupon Barrier:	With respect to each Index, 75% of its Starting Value, rounded to two decimal places
Threshold Value:	With respect to each Index, 75% of its Starting Value, rounded to two decimal places
Contingent Coupon Payments:	The notes will pay a Contingent Coupon Payment of [$0.275 to $0.325] per unit (equal to a rate of approximately [11.00% to 13.00%] per annum) on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Market Measure on a quarterly Coupon Observation Date is greater than or equal to its Coupon Barrier. The actual Contingent Coupon Payment will be determined on the pricing date.
Call Payment:	The principal amount plus any Contingent Coupon Payment that may otherwise be due on the applicable Call Payment Date
Starting Value:	With respect to each Index, its closing level on the pricing date
Ending Value:	With respect to each Index, its closing level on the Final Calculation Day. The scheduled Final Calculation Day is subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-28 of the accompanying product supplement.
Observation Value:	With respect to each Index, its closing level on the applicable Coupon Observation Date
Issuer Callable Contingent Coupon Barrier Notes	TS-2

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028
Coupon Observation Dates:	On or about October , 2026, January , 2027, April , 2027, July , 2027, October , 2027, January , 2028, April , 2028 and July , 2028 (the final Coupon Observation Date), which dates occur quarterly through the final Coupon Observation Date. The scheduled Coupon Observation Dates are subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-28 of the accompanying product supplement.
Final Calculation Day/Maturity Valuation Period:	Approximately the fifth scheduled Market Measure Business Day immediately preceding the maturity date (which will also be the final Coupon Observation Date).
Coupon Payment Dates:	Approximately the fifth business day following the applicable Coupon Observation Date, subject to postponement as described on page PS-28 of the accompanying product supplement; provided however, that the Coupon Payment Date related to the final Coupon Observation Date will be the maturity date.
Call Payment Dates:	October , 2026 and each subsequent Coupon Payment Date (excluding the final Coupon Payment Date).
Fees and Charges:	The public offering price of the notes includes the underwriting discount of $0.175 per unit listed on the cover page.
Calculation Agent:	Barclays Capital Inc., an affiliate of Barclays.
Events of Default:	Events of default are defined in the senior indenture. If such event occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under the caption “Determining Payments on the Notes—Redemption Amount Determination” determined as if the date of acceleration were the maturity date of the notes and as if the Final Calculation Day were the fifth Market Measure Business Day prior to the date of acceleration.

Issuer Callable Contingent Coupon Barrier Notes	TS-3

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028

Determining Payments on the Notes

Contingent Coupon Payments

The notes will pay a Contingent Coupon Payment on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Market Measure on a quarterly Coupon Observation Date is greater than or equal to its Coupon Barrier.

Redemption Amount Determination

If the notes are not called, on the maturity date, you will receive a cash payment per unit determined as follows:

You will lose all or a significant portion of the principal amount of the notes if the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value. Even taking into account any Contingent Coupon Payments, the return on the notes could be negative.

Issuer Callable Contingent Coupon Barrier Notes	TS-4

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY MLI-1 dated March 3, 2026: http://www.sec.gov/Archives/edgar/data/312070/000095010326003166/dp242567_424b2-equitymli1.htm

▪	Series A MTN prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

▪	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from us, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofA Securities, Inc. (“BofAS”) by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY MLI-1. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “we,” “us,” “our” or similar references are to Barclays.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays or another person (and the issue to, or conferral on, the holder or beneficial owner of the notes of such shares, securities or obligations); (iii) the cancellation of the notes and/or (iv) the amendment or alteration of the maturity of the notes, or the amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the notes further acknowledges and agrees that the rights of the holders or beneficial owners of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Issuer-related Risks—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this term sheet as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Issuer Callable Contingent Coupon Barrier Notes	TS-5

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You understand that any payment on the notes will be based solely on the performance of the Worst-Performing Market Measure.

▪	You anticipate that the Observation Value of the Worst-Performing Market Measure will be greater than or equal to its Coupon Barrier on most or all of the Coupon Observation Dates.

▪	You understand that the notes may be called at the Issuer’s discretion, in which case you accept an early exit from your investment.

▪	You anticipate that the Worst-Performing Market Measure will not decrease from its Starting Value to an Ending Value that is below its Threshold Value.

▪	You accept that the return on the notes will be limited to the return represented by the Contingent Coupon Payments even if the percentage change in the level of the Worst-Performing Market Measure is significantly greater than such return.

▪	You are willing to risk a loss of principal and return if the notes are not called and the Worst-Performing Market Measure decreases from its Starting Value to an Ending Value that is below its Threshold Value.

▪	You are willing to forgo dividends and other benefits of directly owning the securities included in the Indices.

▪	You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the inclusion in the public offering price of the underwriting discount and other amounts, as described above.

▪	You are willing and able to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

The notes may not be an appropriate investment for you if:

▪	You are unwilling to accept that any payment on the notes will be based solely on the performance of the Worst-Performing Market Measure, regardless of the performance of any other Index.

▪	You anticipate that the Observation Value of the Worst-Performing Market Measure will be less than its Coupon Barrier on each Coupon Observation Date.

▪	You wish to make an investment that cannot be called at the Issuer’s discretion prior to maturity.

▪	You seek an uncapped return on your investment.

▪	You seek 100% principal repayment or preservation of capital.

▪	You want to receive dividends or have other benefits of directly owning the securities included in the Indices.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or unable to take market risk on the notes or to take our credit risk as issuer of the notes.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

Issuer Callable Contingent Coupon Barrier Notes	TS-6

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028

Examples of Hypothetical Payments at Maturity

The following table is for purposes of illustration only. It assumes that the notes have not been called prior to maturity and is based on hypothetical values and shows hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Coupon Barrier, Threshold Value, Observation Values and Ending Value of each Index (in particular, of the Worst-Performing Market Measure), whether the notes are called, and the term of your investment. The table does not take into account any tax consequences from investing in the notes. The table and examples are based on the following hypothetical terms:

(1)	a Starting Value of 100.00 for the Worst-Performing Market Measure;

(2)	a Coupon Barrier of 75.00 for the Worst-Performing Market Measure;

(3)	a Threshold Value of 75.00 for the Worst-Performing Market Measure;

(4)	an expected term of the notes of approximately two years if the notes are not called on any Call Payment Date;

(5)	a Contingent Coupon Payment of $0.30 per unit (the mid-point of the Contingent Coupon Payment range); and

(6)	the Coupon Observation Dates occurring quarterly through the final Coupon Observation Date.

For recent actual levels of the Indices, see “The Indices” section below. Each Index is a price return index and as such the levels of each Index will not include any income generated by dividends paid on the securities included in the Index, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value of the Worst-Performing Market Measure	Percentage Change from the Starting Value to the Ending Value of the Worst-Performing Market Measure	Redemption Amount per Unit(3)	Total Rate of Return on the Notes(4)
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
74.00	-26.00%	$7.40	-26.00%
75.00(1)	-25.00%	$10.30	3.00%
80.00	-20.00%	$10.30	3.00%
90.00	-10.00%	$10.30	3.00%
95.00	-5.00%	$10.30	3.00%
97.00	-3.00%	$10.30	3.00%
100.00(2)	0.00%	$10.30	3.00%
102.00	2.00%	$10.30	3.00%
105.00	5.00%	$10.30	3.00%
110.00	10.00%	$10.30	3.00%
120.00	20.00%	$10.30	3.00%
150.00	50.00%	$10.30	3.00%
200.00	100.00%	$10.30	3.00%

(1)	This is the hypothetical Threshold Value and Coupon Barrier of the Worst-Performing Market Measure.

(2)	The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only and does not represent a likely actual Starting Value of any Index.

(3)	The Redemption Amount per unit will not exceed the principal amount plus the hypothetical final Contingent Coupon Payment.

(4)	The return on the notes is calculated based on the Redemption Amount (including any hypothetical final Contingent Coupon Payment), not including any Contingent Coupon Payments paid prior to maturity.

Issuer Callable Contingent Coupon Barrier Notes	TS-7

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY MLI-1 and page S-9 of the Series A MTN prospectus supplement identified above. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

Structure-related Risks

▪	There is no fixed principal repayment amount on the notes at maturity. If the notes are not called and the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value, you will lose up to 100% of the principal amount.

▪	Your investment return is limited to the return represented by the Contingent Coupon Payments, if any, and may be less than a comparable investment directly in the stocks included in any Index. You will not receive a payment on the notes greater than the principal amount plus the Contingent Coupon Payments that may be payable over the term of the notes, regardless of the extent of any increase in the value of the Indices.

▪	Payments on the notes will not reflect changes in the values of the Indices other than on the Coupon Observation Dates or the Final Calculation Day. As a result, even if the value of the Indices increases during the term of the notes, you will not receive any Contingent Coupon Payments over the term of the notes if the Observation Value of the Worst-Performing Market Measure on each Coupon Observation Date is less than its Coupon Barrier. Similarly, you will receive a Redemption Amount that is less than the principal amount if the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value on the Final Calculation Day, even if the value of each Index was greater than its Threshold Value prior to the Final Calculation Day.

▪	You may not receive any Contingent Coupon Payments. If the Observation Value of the Worst-Performing Market Measure is less than its Coupon Barrier on each Coupon Observation Date, you will not receive any Contingent Coupon Payments over the term of the notes and will not receive a positive return on the notes.

▪	If the notes are called by the Issuer, you will be subject to reinvestment risk, and you will lose the opportunity to receive Contingent Coupon Payments, if any, that otherwise might have been payable after the date of the call.

▪	The notes are subject to the risks of each Index, not a basket composed of the Indices, and will be negatively affected if the level of any Index decreases below its Coupon Barrier as of any Coupon Observation Date or below its Threshold Value on the Final Calculation Day, even if the level of each other Index is above its Coupon Barrier or Threshold Value as of those days.

▪	You will not benefit in any way from the performance of the better performing Indices.

▪	Because the notes are linked to three indices, as opposed to only one, it is more likely that a Contingent Coupon Payment will not be payable on any given Coupon Payment Date or that the Ending Value of an Index will be less than its Threshold Value on the Final Calculation Day, and consequently, you will not receive a positive return on the notes and will lose some or all of your investment.

▪	You will be subject to risks relating to the relationship between the Indices. The less correlated the Indices, the more likely it is that the Observation Value of at least one of the Indices will be below its Coupon Barrier as of each Coupon Observation Date or below its Threshold Value on the Final Calculation Day.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

Issuer-related Risks

▪	Payments on the notes are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this term sheet. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be

Issuer Callable Contingent Coupon Barrier Notes	TS-8

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028

liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this term sheet as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Valuation- and Market-related Risks

▪	The estimated value of your notes is based on our internal pricing models. Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. These variables and assumptions are not evaluated or verified on an independent basis and may prove to be inaccurate. Different pricing models and assumptions of different financial institutions could provide valuations for the notes that are different from our estimated value.

▪	The estimated value is based on a number of variables, including volatility, interest rates and our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced in this term sheet may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of your notes is expected to be lower than the public offering price of your notes. This difference is expected as a result of certain factors, such as the inclusion in the public offering price of the underwriting discount, the estimated profit, if any, that we or any of our affiliates expect to earn in connection with structuring the notes, and the estimated cost which we may incur in hedging our obligations under the notes, as further described in “Structuring the Notes” below. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes and lower than the estimated value because the secondary market prices take into consideration the levels at which our debt securities trade in the secondary market, but do not take into account such fees, charges and other amounts.

▪	The estimated value of the notes will not be a prediction of the prices at which MLPF&S, BofAS or its affiliates, or any of our affiliates or any other third parties may be willing to purchase the notes from you in secondary market transactions. The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar size trades, and may be substantially less than our estimated value of the notes. Any sale prior to the maturity date could result in a substantial loss to you.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S, BofAS or our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in the securities included in the Indices), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

▪	An Index sponsor may adjust the applicable Index in a way that affects its level, and has no obligation to consider your interests.

▪	You will have no rights of a holder of the securities included in the Indices, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own the securities included in the Indices, except to the extent that shares of Bank of America Corporation, the parent corporation of MLPF&S and BofAS, are included in an Index, we, MLPF&S, BofAS and our respective affiliates do not control the issuers of those securities, and have not verified any disclosure made by any other company.

Tax-related Risks

▪	Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Consequences” below.

Additional Risk Factors

The notes are subject to small-capitalization companies risk. The Russell 2000® Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore notes linked to the Russell 2000® Index may be more volatile than an investment linked to

Issuer Callable Contingent Coupon Barrier Notes	TS-9

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028

indices with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Issuer Callable Contingent Coupon Barrier Notes	TS-10

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028

The Indices

All information contained in this term sheet regarding the Indices, including, without limitation, their make-up, method of calculation and changes in their components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, each of Nasdaq, Inc. (“Nasdaq”) with respect to the Nasdaq-100 Index®, FTSE Russell, which is a wholly owned subsidiary of the London Stock Exchange Group plc, with respect to the Russell 2000® Index and S&P Dow Jones Indices LLC (“S&P Dow Jones”) with respect to the S&P 500® Index (Nasdaq, FTSE Russell and S&P Dow Jones together, the “Index sponsors”). The Indices are calculated, maintained and published by the applicable Index sponsor. The Index sponsors have no obligation to continue to publish any Index and may discontinue publication of any Index at any time. The consequences of any Index sponsor discontinuing publication of an Index are discussed in the section entitled “Description of the Notes—Discontinuance of an Index” in product supplement EQUITY MLI-1. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of any Index or any successor. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the Indices in connection with the offer and sale of the notes.

The Nasdaq-100 Index®

The Nasdaq-100 Index® (the “NDX”) is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. The NDX, which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 125.00, as adjusted. The NDX is reported by Bloomberg L.P. under the ticker symbol “NDX.”

The index share weights of the component securities of the NDX at any time are based upon the share counts applicable to those constituents under the NDX methodology and are additionally subject, in certain cases, to rebalancing as described below. Accordingly, each component security’s influence on the level of the NDX is directly proportional to the value of its index share weight.

Calculation of the NDX

At any moment in time, the value of the NDX equals the aggregate value of the then-current index share weights of each of the NDX component securities, as determined in accordance with the NDX methodology, multiplied by each such security’s respective last sale price on The Nasdaq Stock Market (which may be the official closing price published by The Nasdaq Stock Market) and divided by a scaling factor (the “Divisor”), which becomes the basis for the reported NDX value. The Divisor serves the purpose of scaling such aggregate value to a lower order of magnitude which is more desirable for index reporting purposes.

Security Eligibility Criteria

To qualify for index inclusion, securities must meet the following Security Eligibility Criteria, which are applied as of the reconstitution reference date, unless otherwise noted.

Security types. Eligible security types include common stocks, tracking stocks and American depositary receipts (“ADRs”), including New York Registry Shares. Both “primary ADRs,” which are ADRs that serve as a company’s primary global listing, and “non-primary ADRs,” which are ADRs where the underlying shares are listed on a non-U.S. market and serve as the company’s primary global listing, are eligible for inclusion. Companies organized as real estate investment trusts (“REITs”), Special Purpose Acquisition Companies (“SPACs”) and “when-issued” securities are not eligible for index inclusion.

Multiple classes of securities. If an issuer has listed multiple security classes, all security classes are eligible, subject to meeting all other security eligibility criteria.

Eligible exchanges. The issuer of the security must be primarily listed on a U.S. Nasdaq-affiliated exchange, excluding the Nasdaq Capital Market.

Industry and sectors. The issuer of the security must not be classified in the financial industry under the Industry Classification Benchmark (the “ICB”). Companies classified in the real estate industry under the ICB are eligible for inclusion unless organized as a REIT.

Market capitalization. There is no minimum or maximum market capitalization eligibility criterion, although the constituent selection process and weighting process are based in part on a ranking of companies by market capitalization.

Liquidity. A security must have a three-month average daily value traded (“ADVT”) of at least $5 mil. For inclusion on a Fast Entry basis (other than Fast Entry based on a switch to an eligible exchange), a security must have an ADVT of at least $5 mil. from its first trading day on an eligible exchange through and including the applicable reference date.

Seasoning. To be eligible for initial index inclusion, other than inclusion on a Fast Entry basis, a security generally must have been listed and available for trading on a seasoning exchange for at least three full calendar months, not including the month of initial listing. Seasoning exchanges include any U.S. Nasdaq-affiliated exchange, NYSE, NYSE American and Cboe BZX. Seasoning is determined as of the applicable reference date and includes that month, therefore:

•	To be considered for inclusion at the annual December reconstitution, a security must normally have been listed and available for trading on an eligible exchange no later than the last trading day of August, with seasoning occurring over the months of September, October and November.

Issuer Callable Contingent Coupon Barrier Notes	TS-11

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028
•	To be considered for inclusion as a quarterly or intra-quarter replacement, a security must be seasoned by the last trading day of the month preceding the replacement event. For example, if a replacement event were to occur in July, the required seasoning period would include all of April, May, and June.

The trading history of a SPAC prior to its combination with an operating company will not count towards satisfying the seasoning requirement, regardless of whether the SPAC is determined to be the acquirer or the target in the transaction. Any security that is already a member of the NDX, including those added as the result of a spin-off event, will be exempt from the seasoning requirement.

There is no minimum free float criterion, although the Modified Market Capitalization used for weighting purposes imposes a limitation on the weight of low-float securities.

Companies that have filed for bankruptcy or equivalent protection from creditors are not eligible for initial inclusion in the NDX.

A company that has entered into a definitive agreement or other arrangement that is expected to make it ineligible will not be considered for initial inclusion in the NDX. Such agreements or arrangements include, but are not limited to, an agreement to be acquired or to become privately owned, a plan to delist or to transfer to an ineligible exchange, a plan to reorganize as an ineligible security type or a decision to liquidate or otherwise permanently cease operations.

Market Capitalization Determination

For purposes of constituent selection, each company’s “Full Market Capitalization” is considered and is determined as follows:

•	For direct (non-ADR) listings and companies represented by Primary ADRs, Full Market Capitalization includes both listed and unlisted shares.

•	For companies represented by Non-Primary ADRs, Full Market Capitalization is the total value of the depositary shares listed as reported by the depositary banks. Foreign-listed underlying shares and unlisted shares are not included.

For any company represented by more than one security, Full Market Capitalization is the combined Full Market Capitalization of those securities.

For purposes of weight calculations, each company’s “Modified Market Capitalization” is used. Modified Market Capitalization takes into account only eligible listed share classes; foreign-listed and unlisted shares are disregarded. In addition, in order to preserve investability for low-float securities, each low-float security’s Total Shares Outstanding (“TSO”) is capped at three times the number of its free-floating shares. Modified Market Capitalization is therefore determined as follows:

•	For direct (non-ADR) listings, Modified Market Capitalization is determined using the security’s price along with the lesser of (i) the reported TSO or (ii) three times the number of free-floating shares.

•	For Primary or Non-Primary ADRs, Modified Market Capitalization is determined using the security’s price along with the lesser of (i) the listed ADR shares reported by the depositary banks or (ii) three times the number of free-floating ADR shares.

For any company represented by more than one security, Modified Market Capitalization is the combined Modified Market Capitalization of those securities.

Fast Entry

Effective May 1, 2026, a security that is not already an index constituent may be added to the NDX on an expedited basis (“Fast Entry”) if its Full Market Capitalization would rank it within the top 40 current index constituents. An addition on a Fast Entry basis will follow the weight interpolation process described below for March, June and September rebalancings. A Fast Entry inclusion will not require removal of another security and may temporarily increase the number of constituents to more than 100.

For an initial public offering (“IPO”) under consideration for Fast Entry, the company is ranked and evaluated as of the end of its seventh trading day on an eligible exchange. It must satisfy all index eligibility criteria, other than the seasoning requirement, as of that date. Typically, a qualifying security will be added to the NDX after 15 trading days, with an announcement made after the close of business on its tenth trading day. Where the 15th trading day falls within the same calendar month as a scheduled index reconstitution or rebalance, the schedule is adjusted: if the security’s seventh trading day falls on or before the reference date for the reconstitution or rebalance, the security is added to the NDX as part of the reconstitution or rebalance; otherwise the security is added to the NDX no sooner than five trading days after the reconstitution or rebalance effective date.

For a company that has recently switched its listing to an eligible exchange, the company will normally be ranked and evaluated for Fast Entry as of the end of its seventh trading day on the eligible exchange. It must satisfy all security eligibility criteria as of that date. Typically, a qualifying security will be added to the NDX after 15 trading days on the eligible exchange, with an announcement made after the close of business on its tenth trading day. Where the 15th trading day falls within the same calendar month as a scheduled index reconstitution or rebalance, the schedule is adjusted: if the security’s first day of trading on the eligible exchange falls on or before the reference date for the reconstitution or rebalance, the security is added to the NDX as part of the reconstitution or rebalance; otherwise the security is added to the NDX no sooner than five trading days after the reconstitution or rebalance effective date.

For a company that was already listed on an eligible exchange and whose Full Market Capitalization now places it within the top 40 current index constituents, the company is ranked and evaluated as of the reconstitution or rebalance reference date and must satisfy all index eligibility criteria as of that date. A qualifying security will be added to the NDX as part of the reconstitution or rebalance.

Issuer Callable Contingent Coupon Barrier Notes	TS-12

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028

Reconstitution and Rebalancing Schedule

Nasdaq selects constituents once annually in December. The reconstitution reference date is the last trading day of November. Index reconstitutions become effective at market open on the first trading day following the third Friday of December and are announced after market close on the sixth trading day prior to the reconstitution effective date.

The NDX is rebalanced on a quarterly basis in March, June, September and December. The rebalance reference dates are the last trading day of February, May, August and November, respectively. Index rebalance changes become effective at market open on the first trading day following the third Friday of March, June, September and December, respectively, and are announced after market close on the sixth trading day prior to the rebalance effective date. Index shares are determined so that the product of a constituent security’s index shares and last sale price on the applicable rebalance reference date results in the index weight prescribed by the weight adjustment procedure described below.

A special rebalance may be triggered if, based on end-of-day values, any company’s weight exceeds 24% or the aggregate weight of the companies whose weights exceed 4.5% exceeds 48%. Notice of a special rebalance, including the effective date and reference date, will be published in advance through the normal channels and will follow the process described under “—March, June and September Rebalance—Company-Level Weighting Constraints.”

Annual Reconstitution and Rebalance -- Selection

An annual reconstitution and rebalance is conducted in December, during which all eligible companies are ranked based on Full Market Capitalization as of the reconstitution reference date. Once ranked, companies are selected for index inclusion based on the following order:

1.	The top 75 ranked companies are selected for inclusion in the NDX.

2.	Any current constituents of the NDX as of the reconstitution reference date that are ranked within the top 100 and were not already selected in step 1 are selected for inclusion in the NDX.

3.	Any remaining current constituents of the NDX ranked 101st through 125th are selected, in rank order, provided they were ranked within the top 100 at the previous index reconstitution or have been added to the NDX since that time.

4.	Any remaining companies ranked within the top 100 that are not current constituents of the NDX are selected in rank order.

The selection process concludes once the NDX reaches 100 constituents.

Annual Reconstitution and Rebalance -- Weighting

Once the annual reconstitution and rebalance selection process is complete, initial weights for each security are determined based on Modified Market Capitalization as of the reconstitution reference date. These initial weights are reviewed, and if any company’s initial weight exceeds 24%, the adjustments described below are made.

Company-Level Weighting Constraints

•	Stage 1. The weights are adjusted such that no company’s weight exceeds 20%.

•	Stage 2. Any resulting company weights that exceed 4.5% are added together. If the sum of those weights is 48% or greater, that group of companies will have its aggregate weight adjusted down to 40%. To preserve the rank order of the initial company weights, companies whose initial weights were below 4.5% may also experience a downward adjustment.

If either company-level constraint remains breached after application of this two-stage process, the process is repeated until the weights satisfy both constraints.

Security-Level Weighting Constraints

Weights resulting from the application of company-level constraints are further adjusted to satisfy the following security-level constraints:

•	Stage 1. If any security’s initial weight exceeds 15%, the weights are adjusted such that no security’s weight exceeds 14%.

•	Stage 2. The five largest resulting security weights are added together. If their sum is 40% or greater, that group of securities will have its aggregate weight adjusted down to 38.5%. To preserve the rank order of the security weights, the final index weight of any security outside the five largest will be capped at the lesser of 4.4% or the weight of the fifth-largest security.

If either security-level constraint remains breached after application of this two-stage process, the process is repeated until the weights satisfy both constraints.

March, June and September Rebalance

A rebalance is conducted in March, June and September. Index shares for each security are adjusted by the percentage change in that security’s TSO since the previous TSO update. Index shares for any low-float securities are also adjusted to reflect changes in float.

Issuer Callable Contingent Coupon Barrier Notes	TS-13

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028

Following these adjustments, all eligible companies are ranked based on Full Market Capitalization as of the applicable rebalance reference date. Constituents of the NDX ranked by Full Market Capitalization outside the top 125 will be removed from the NDX based on the following:

1.	The lowest ranked company outside the top 125 is removed first.

2.	If the resulting number of constituents is less than 100, the removed company will be replaced by the company with the largest Full Market Capitalization that meets all security eligibility criteria.

After all constituents of the NDX ranked outside of the top 125 have been removed from the NDX and replaced, any remaining non-constituent companies that are ranked within the top 40 of Full Market Capitalization of current constituents and that were not added in Step 2 above will be added to the NDX without requiring additional removals. This may temporarily increase the constituent count to more than 100. Securities added to the NDX as part of the rebalance will have their initial weights determined according to the Weight Interpolation Process described below.

Weight Interpolation Process

In order to preserve the rank order of constituents, weights (and corresponding index shares) for securities added as intra-quarter replacements or as part of a March, June or September rebalance will be determined using a linear interpolation between the next largest and next smallest constituents of the NDX. This interpolation will be based on Modified Market Capitalization ranking. In some cases, the next largest and next smallest securities may not correspond to the next largest and next smallest weights in the NDX.

Following those adjustments, initial weights are calculated based on Modified Market Capitalization, and the following company-level weighting constraints are applied:

•	Stage 1. If any company’s initial weight exceeds 24%, the weights are adjusted such that no company’s weight exceeds 20%.

•	Stage 2. Any resulting weights exceeding 4.5% are added together. If their sum is 48% or greater, that cohort of companies will have its aggregate weight adjusted down to 40%. To preserve the rank order of the initial company weights, companies whose initial weights were below 4.5% may also experience a downward adjustment.

If either company-level constraint remains breached after application of this two-stage process, the process is repeated until the weights satisfy both constraints.

Maintenance of the NDX

Deletion Policy

If, at any time, an index constituent is determined to be ineligible for continued inclusion, it will be removed from the NDX as soon as practicable. Advance notice of an index constituent deletion, including the effective date, will be announced through the normal channels.

Criteria for security removal include, but are not limited to:

•	Delisting or transferring to an ineligible exchange.

•	Reorganizing as an ineligible security type (e.g., a Real Estate Investment Trust).

•	Reclassification as a financial company, according to the ICB.

•	Involvement in a merger, acquisition or other major corporate event that would make continued inclusion impossible, impractical or inappropriate.

•	For a security added to the NDX as the result of a spin-off event, failure to establish a Full Market Capitalization ranked within the top 125 index-eligible companies at the end of its second day of regular-way trading as an index constituent.

•	Declaring bankruptcy, liquidating or otherwise permanently ceasing operations.

In circumstances where sufficient advance notice of the removal event and/or the identity of a replacement cannot be provided, the security being removed may remain in the NDX at its last sale price, or at an appropriate “deal price”, until the effective date of the replacement company’s entry into the NDX. In such cases, a temporary placeholder security may be utilized, and will be denoted by adding a dollar sign to the beginning and end of the security’s ticker symbol.

Securities that are added to the NDX as the result of a spin-off event are normally maintained in the NDX, subject to the removal criteria specified above. Those that are not immediately removed may be removed at a later date to protect the integrity of the NDX, for example, if a spun-off security demonstrates liquidity characteristics that diverge materially from the security eligibility criteria.

Replacement Policy

Other than at index reconstitution and quarterly rebalances, or as the result of a spin-off or Fast Entry event, additions to the NDX occur only when there is a deletion that causes the number of index constituents to fall below 100 and therefore requires replacement. In this case, the company with the largest Full Market Capitalization that meets all eligibility criteria as of the prior month-end, and which is not

Issuer Callable Contingent Coupon Barrier Notes	TS-14

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028

already an index constituent, will replace the deleted company. The replacement company will follow the weight interpolation process described above for March, June and September rebalancings

For companies represented by more than one share class, the company will only be considered deleted when all of its share classes have been removed from the NDX. If a security is removed, but other securities representing the same company remain in the NDX, a replacement event will not be triggered.

A security that was added to the NDX as the result of a spin-off event, and then removed before the next reconstitution, will not be replaced unless the removal results in the number of index constituents falling below 100.

For pending deletions set to occur soon after a reconstitution and/or rebalance effective date, the removal may be accelerated to occur in conjunction with the reconstitution and/or rebalance event.

Corporate Actions

During the periods between scheduled index reconstitution and rebalancing events, individual index constituents may be subject to a variety of corporate actions and events that require maintenance and adjustments to the NDX.

Share Adjustments

Other than as a direct result of corporate actions, the NDX does not normally experience share adjustments between scheduled index reconstitutions and rebalances.

Governance of the NDX

The NDX is managed by a governance committee structure. The Index Oversight Committee is responsible for the oversight of the overall benchmark determination process and the overall governance of the U.S.-based index business, including review and approval of the control framework, certain policies and procedures, certain methodologies and methodology changes and other index management oversight. The Index Management Committee provides governance and management oversight of activities related to the development, issuance and operation of Nasdaq indexes. The Index Management Committee meets at least quarterly and reviews each index methodology at least annually to ensure that the index achieves stated objectives and that the data and methodology remain effective.

Issuer Callable Contingent Coupon Barrier Notes	TS-15

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028

The following graph shows the daily historical performance of the NDX in the period from January 1, 2016 through June 29, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 29, 2026, the closing level of the NDX was 29,774.75.

Historical Performance of the NDX

This historical data on the NDX is not necessarily indicative of the future performance of the NDX or what the value of the notes may be. Any historical upward or downward trend in the level of the NDX during any period set forth above is not an indication that the level of the NDX is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the NDX.

License Agreement

For any specific issuance of securities, we will enter into a non-exclusive license agreement with Nasdaq whereby we, in exchange for a fee, will be permitted to use the NDX in connection with such securities. We are not affiliated with Nasdaq; the only relationship between Nasdaq and us is any licensing of the use of Nasdaq’s indices and trademarks relating to them.

The securities are not sponsored, endorsed, sold or promoted by Nasdaq (including its affiliates) (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. The Corporations make no representations or warranty, express or implied to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the NDX to track general stock market performance. The Corporations’ only relationship to Barclays Bank PLC is in the licensing of Nasdaq®, Nasdaq-100® and NDX trademarks or service marks, and certain trade names of the Corporations and the use of the NDX which is determined, composed and calculated by Nasdaq without regard to Barclays Bank PLC or the securities. Nasdaq has no obligation to take the needs of Barclays Bank PLC or the owners of the securities into consideration in determining, composing and calculating the NDX. The corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities is to be converted into cash. The corporations have no liability in connection with the administration, marketing or trading of the securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NDX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NDX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NDX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Issuer Callable Contingent Coupon Barrier Notes	TS-16

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028

Russell 2000® Index

The Russell 2000® Index (the “RTY”) measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. The companies included in the RTY are the middle 2,000 of the companies that form the Russell 3000E™ Index, which is composed of the 4,000 largest U.S. companies as determined by total market capitalization and represents approximately 99% of the U.S. equity market. The RTY is reported by Bloomberg L.P. under the ticker symbol “RTY.”

Selection of Stocks Underlying the RTY

Reconstitution occurs on the fourth Friday in June and the second Friday in December. A full calendar for reconstitution is published each spring, with such reconstitution schedule governed by FTSE Russell guidelines. The rank day occurs on the last business day of April for the June reconstitution and the last business day of October for the December reconstitution.

The RTY is a sub-index of the Russell 3000E™ Index. To be eligible for inclusion in the Russell 3000E™ Index and, consequently, the RTY, a company must meet the following criteria as of the rank day in April or October (except that initial public offerings (“IPOs”) are generally considered for inclusion on a quarterly basis):

•	U.S. Equity Market. The company must be determined to be part of the U.S. equity market, meaning that its home country is the United States. If a company incorporates in, has a stated headquarters location in, and also trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), the company is assigned to its country of incorporation.

If any of the three criteria do not match, FTSE Russell then defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters and country of the most liquid exchange as defined by two-year average daily dollar trading volume from all exchanges within a country. After the HCIs are defined, the next step in the country assignment involves an analysis of assets by location. FTSE Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of assets matches any of the HCIs, then the company is assigned to its primary asset location.

If there is not enough information to determine a company’s primary location of assets, FTSE Russell uses the primary location of the company’s revenue for the same cross-comparison and assigns the company to the appropriate country in a similar fashion. FTSE Russell uses an average of two years of assets or revenue data for analysis to reduce potential turnover.

If conclusive country details cannot be derived from assets or revenue, FTSE Russell assigns the company to the country in which its headquarters are located unless the country is a Benefit Driven Incorporation (“BDI”) country. If the country in which its headquarters are located is a BDI country, the company is assigned to the country of its most liquid stock exchange. The BDI countries are Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands.

If a company is designated as a Chinese “N Share,” it will not be considered for inclusion within the RTY. An N Share is a company incorporated outside of mainland China that trades on the New York Stock Exchange, The Nasdaq Stock Market or NYSE American. An N Share will have a headquarters or principal executive office or its establishment in mainland China, with the majority of its revenue or assets derived from mainland China.

•	U.S. Eligible Exchange. The following exchanges and markets are deemed to be eligible U.S. exchanges: the Chicago Board Options Exchange, the New York Stock Exchange, NYSE American, The Nasdaq Stock Market and NYSE Arca. Stocks that are not traded on an eligible U.S. exchange (Bulletin Board, Pink Sheet and over-the-counter securities, including securities for which prices are displayed on the FINRA Alternative Display Facility) are not eligible for inclusion.

•	Minimum Closing Price. A stock must have a close price at or above $1.00 (on its primary exchange), subject to exceptions to reduce turnover.

•	Minimum Total Market Capitalization. Companies with a total market capitalization less than $30 million are not eligible for inclusion.

•	Minimum Free Float. Companies with less than 5% of their shares available in the marketplace are not eligible for inclusion.

•	Company Structure. Companies structured in the following ways are not eligible for inclusion: royalty trusts, U.S. limited liability companies, closed-end investment companies, business development companies (and other companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC), blank-check companies, special-purpose acquisition companies, limited partnerships, exchange-traded funds and mutual funds.

•	UBTI. Real estate investment trusts and publicly traded partnerships that generate or have historically generated unrelated business taxable income (“UBTI”) and have not taken steps to block UBTI to equity holders are not eligible for inclusion. Information used to confirm UBTI impact includes the following publicly available sources: 10-K, SEC Form S-3, K-1, company annual report, dividend notices or company website.

Issuer Callable Contingent Coupon Barrier Notes	TS-17

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028
•	Security Types. The following types of securities are not eligible for inclusion: preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, depositary receipts, installment receipts and trust receipts.

•	Minimum Voting Rights. Companies are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders in order to be eligible for index inclusion. Shares referenced as “non-voting” or providing legally minimum rights only will be viewed as having no voting power as it relates to the minimum voting rights review.

•	Multiple Share Classes. If an eligible company trades under multiple share classes, each share class is reviewed independently for eligibility for inclusion. Share classes in addition to the primary share class must meet the following minimum size, liquidity and float requirements to be eligible: (i) total market cap must be larger than $30 million; (ii) average daily dollar trading value must exceed that of the global median; and (iii) more than 5% of shares must be available in the marketplace.

Securities of eligible companies are included in the RTY based on total market capitalization. Total market capitalization is determined by multiplying total outstanding shares by the market price (generally, the last price traded on the primary exchange of the share class with the highest two-year trading volume, subject to exceptions) as of the rank day (except that IPOs are generally considered for inclusion on a quarterly basis). Common stock, non-restricted exchangeable shares and partnership units/membership interests (but not operating partnership units of umbrella partnership real estate investment trusts) are used to calculate a company’s total market capitalization. If multiple share classes of common stock exist, they are combined to determine total shares outstanding; however, in cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. For merger and spin-off transactions that are effective between rank day and the business day immediately before the index lock-down takes effect ahead of the reconstitution, the market capitalizations of the impacted securities are recalculated and membership is re-evaluated as of the effective date of the corporate action.

The 4,000 securities with the greater total market capitalization become members of the Russell 3000E™ Index. The RTY is a subset of the Russell 3000E™ Index. Market capitalization breakpoints for the RTY are determined by the break between the companies ranked #1,001 through #3,000 (based on descending total market capitalization). New members are assigned on the basis of the breakpoints, and existing members are reviewed to determine if they fall within a cumulative 5% market cap range around these new market capitalization breakpoints. If an existing member’s market cap falls within this cumulative 5% of the market capitalization breakpoint, it will remain in the RTY rather than be moved to a different Russell index.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public (“free float”). The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks in the RTY are weighted by their available (also called float-adjusted) market capitalization. Adjustments to shares are reviewed at reconstitution, during quarterly update cycles and for corporate actions such as mergers. During the June reconstitution, free float is fully reviewed, determined and applied, while during the December reconstitution, free float is updated only for material changes, consistent with the quarterly review process

Corporate Actions and Events Affecting the RTY

FTSE Russell applies corporate actions to the RTY on a daily basis. FTSE Russell applies the following methodology guidelines, among others, when adjusting the RTY in response to corporate actions:

“No Replacement” Rule. Securities that leave the RTY for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the RTY over a year will fluctuate according to corporate activity.

Statement of Principles and Adjustments for Specific Corporate Events. FTSE Russell has stated as general principles that the treatment of corporate events (a) should reflect how such events are likely to be dealt with in investment portfolios to maintain the portfolio structure in line with the target set out in the index objective and index methodology and (b) should normally be designed to minimize the trading activity required by investors to match the index performance. No assurance can be provided that corporate actions and events will be treated by FTSE Russell in a manner consistent with its statement of general principles.

In addition, FTSE Russell has established guidance for the treatment of corporate actions and events, including, but not limited to, dividends, capital repayments, companies converting to a REIT structure, share buybacks, rights issues, mergers, acquisitions, tender offers, split-offs, spin-offs, bankruptcies, insolvencies, liquidations and trading suspensions. However, because of the complexities involved in some cases, those guidelines are not definitive rules that will determine FTSE Russell’s actions in all circumstances. FTSE Russell reserves the right to determine the most appropriate method of implementation for any corporate event which is not covered by those guidelines or which is of a complex nature.

Changes to Shares Outstanding and Free Float. The RTY will be reviewed quarterly for updates to shares outstanding and to free floats used within the calculation of the RTY. In March and September, shares outstanding and free float will be updated to reflect cumulative share changes greater than 1%, cumulative free float changes greater than 1% for constituents with a free float greater than 5% but less than or equal to 15% and cumulative free float changes greater than 3% for constituents with a free float greater than 15%. In June, the shares and free float updates will be implemented regardless of size. In December, shares updates will be implemented regardless of size, but free float updates will be implemented subject to the 3% buffer. Shares and free float updates can be triggered outside the quarterly cycle in some cases by certain events, such as some primary or secondary offerings.

Issuer Callable Contingent Coupon Barrier Notes	TS-18

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028

The following graph shows the daily historical performance of the RTY in the period from January 1, 2016 through June 29, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 29, 2026, the closing level of the RTY was 3,010.417.

Historical Performance of the RTY

This historical data on the RTY is not necessarily indicative of the future performance of the RTY or what the value of the notes may be. Any historical upward or downward trend in the level of the RTY during any period set forth above is not an indication that the level of the RTY is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the RTY.

License Agreement

Barclays Bank PLC has entered into a non-exclusive license agreement with FTSE Russell whereby we, in exchange for a fee, are permitted to use the RTY and its related trademarks in connection with certain securities, including the notes. We are not affiliated with FTSE Russell; the only relationship between FTSE Russell and us is any licensing of the use of FTSE Russell’s indices and trademarks relating to them.

“Russell 2000® Index” and “Russell 3000E™ Index” are trademarks of FTSE Russell and have been licensed for use by Barclays Bank PLC. The notes are not sponsored, endorsed, sold, or promoted by FTSE Russell and FTSE Russell makes no representation regarding the advisability of investing in the notes.

The notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. FTSE Russell’s only relationship to Barclays Bank PLC and its affiliates is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed and calculated by FTSE Russell without regard to Barclays Bank PLC and its affiliates or the notes. FTSE Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and FTSE Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Issuer Callable Contingent Coupon Barrier Notes	TS-19

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028

The S&P 500® Index

The S&P 500® Index (the “SPX”) consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. The SPX is reported by Bloomberg L.P. under the ticker symbol “SPX.”

Composition of the SPX

Additions to the SPX are evaluated based on the following eligibility criteria:

•	Domicile. The company must be a U.S.-domiciled company. S&P Dow Jones generally determines a company’s country of domicile based on the location of its incorporation and/or registration, operational headquarters and stock exchange listings. If all three principal factors point toward one country, then that country is generally considered the country of domicile. When the country of incorporation and/or registration is a domicile of convenience, only the location of the operational headquarters and stock exchange listings are considered. If any of these factors do not align, a company will generally be assigned to its country of incorporation, unless a broader analysis considering the following factors establishes a significant link to another country: geographic breakdown of revenue and assets, ownership information, additional stock exchange listings, the functional and reporting currency, location of officers, directors and employees, location of annual company meetings, company history, investor perception and other factors deemed to be relevant by S&P Dow Jones’s U.S. index committee.

•	Security Filing Type. The company issuing the security must satisfy the U.S. Securities Exchange Act of 1934’s periodic reporting obligations by filing certain required forms for domestic issuers, such as but not limited to Form 10-K annual reports, Form 10-Q quarterly reports and Form 8-K current reports.

•	Exchange Listing. A listing on one of the following U.S. exchanges is required: New York Stock Exchange, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA or Cboe EDGX exchanges. Ineligible exchanges include the over-the counter markets including the Pink Open Market.

•	Organizational Structure and Share Type. Eligible organizational structures and share types are corporations, including equity and mortgage real estate investment trusts (“REITs”), and common stock (i.e., shares). Ineligible organizational structures and share types include, but are not limited to, business development companies, limited partnerships, master limited partnerships, limited liability companies, closed-end funds, exchange-traded funds, exchange-traded notes, royalty trusts, special purpose acquisition companies, tracking stocks, preferred and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts.

•	Multiple Share Classes. Index membership eligibility for a company with multiple share class lines is based on total market capitalization at the company level. Each publicly listed share class is evaluated separately to determine index inclusion, with the weight of each line reflecting only that line’s FMC (as defined below), not the combined FMC of all company share class lines. Unlisted share class lines are not combined with any listed share class lines, but unlisted share class lines are included when calculating company total market capitalization. Multiple share class lines not currently in the SPX must satisfy the liquidity and FMC eligibility requirements (but not the market capitalization criteria, which is only considered at the company level). Any excluded listed secondary lines are reviewed annually in September for potential index inclusion. Multiple share class line deletions from the SPX are at the discretion of S&P Dow Jones’s U.S. index committee, and, as a result, a multiple share class line may continue to be included in the SPX even if the share class line subsequently fails to meet the addition criteria.

•	Market Capitalization. The total company market capitalization should be within the specified range applicable to the SPX. This range is reviewed quarterly and updated as needed to ensure it reflects current market conditions. A company meeting the total company market capitalization criteria is also required to have a security level float-adjusted market capitalization (“FMC”) that is at least 50% of the SPX’s total company level minimum market capitalization threshold.

•	IWF. For each stock, an investable weight factor (“IWF”) is calculated, which is equal to the percentage of such stock’s shares that are freely available for trading in the public market. A stock must have a minimum IWF of 0.1 as of the rebalancing effective date to be eligible for inclusion in the SPX.

•	Liquidity. A float-adjusted liquidity ratio (“FALR”), defined as the annual dollar value traded divided by the FMC, is used to measure liquidity. Using composite pricing and all publicly reported U.S. consolidated volume, annual dollar value traded is defined as the average closing price multiplied by the historical volume over the 365 calendar days prior to the evaluation date. This is reduced to the available trading period for initial public offerings (“IPOs”), spin-offs or public companies considered to be U.S.-domiciled for index purposes that do not have 365 calendar days of trading history on a U.S. exchange. In these cases, the dollar value traded available as of the evaluation date is annualized. The price, shares outstanding and IWF as of the evaluation date are used to calculate the FMC. The evaluation date is the open of trading two business days prior to the announcement date. The stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date. The FALR must be greater than or equal to 0.75 at the time of addition to the SPX. Current index constituents have no minimum requirement.

•	Financial Viability. The sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (“GAAP”) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter. For equity REITs, financial viability is based on GAAP earnings and/or funds from operations, if reported.

Issuer Callable Contingent Coupon Barrier Notes	TS-20

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028
•	Treatment of IPOs. IPOs should be traded on an eligible exchange for at least 12 months before being considered for addition to the SPX. For former special purpose acquisition companies (“SPACs”), S&P Dow Jones considers the de-SPAC transaction to be an event equivalent to an IPO, and 12 months of trading post the de-SPAC event are required before a former SPAC can be considered for inclusion in the SPX. Spin-offs or in-specie distributions from existing constituents do not need to be seasoned for 12 months prior to their inclusion in the SPX. Companies that migrate from an ineligible exchange, emerge from bankruptcy, are newly designated to be domiciled in the U.S. for index purposes by S&P Dow Jones or convert from an ineligible share or organizational type to an eligible type do not need to trade on an eligible U.S. exchange for 12 months before being considered for addition.

•	Sector Classification. Sector balance, as measured by a comparison of each GICS® sector’s weight in the SPX with its weight in the S&P Total Market Index, in the relevant market capitalization range, is also considered in the selection of companies for the SPX. The S&P Total Market Index is a float-adjusted, market capitalization-weighted index designed to track the broad equity market, including large-, mid-, small- and micro-cap stocks.

Current constituents of an S&P U.S. index (which includes the SPX) can be migrated from one S&P U.S. index to another provided they meet the total company level market capitalization eligibility criteria for the new index. Migrations from an S&P U.S. index to another do not need to meet the financial viability, liquidity or 50% of the respective index’s total company level minimum market capitalization threshold criteria.

Companies that are spun-off from current index constituents do not need to meet the outside addition criteria, but they should be considered U.S. domiciled for index purposes and have a total market cap representative of the SPX.

Calculation of the SPX

The SPX is a float-adjusted market capitalization-weighted index. On any given day, the value of the SPX is the total float-adjusted market capitalization of the SPX’s constituents divided by its divisor. The float-adjusted market capitalization reflects the price of each stock in the SPX multiplied by the number of shares used in the SPX’s value calculation.

Float Adjustment. Float adjustment means that the number of shares outstanding is reduced to exclude shares that are held by other publicly traded companies, government agencies or certain types of strategic shareholders from the calculation of the value of the SPX because such shares are not available to investors. The goal of float adjustment is to adjust each company’s total shares outstanding for long-term strategic shareholders, who often have interests such as maintaining control rather than securing the shorter-term economic fortunes of the company. Generally, these long-term strategic shareholders include, but are not limited to, officers and directors, private equity, venture capital and special equity firms, asset managers and insurance companies with direct board of director representation, other publicly traded companies that hold shares, holders of restricted shares, company-sponsored employee share plans/trusts, defined contribution plans/savings, and investment plans, foundations or family trusts associated with the company, government entities at all levels (other than government retirement/pension funds), sovereign wealth funds and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. Restricted shares are generally not included in total shares outstanding except for shares held as part of a lock-up agreement. Shares that are not considered outstanding are also not included in the available float. These generally include treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights.

For each component, S&P Dow Jones calculates an IWF, which represents the portion of the total shares outstanding that are considered part of the public float for purposes of the SPX.

Divisor. Continuity in the value of the SPX is maintained by adjusting its divisor for all changes in its constituents’ share capital after its base date. This includes additions and deletions to the SPX, rights issues, share buybacks and issuances and non-zero price spin-offs. The value of the SPX’s divisor over time is, in effect, a chronological summary of all changes affecting the base capital of the SPX. The divisor of the SPX is adjusted such that the value of the SPX at an instant just prior to a change in base capital equals the value of the SPX at an instant immediately following that change.

Maintenance of the SPX

Changes to index composition are made on an as-needed basis. There is no scheduled reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Index additions and deletions are typically announced with at least three business days’ advance notice. Less than three business days’ notice may be given at the discretion of S&P Dow Jones’s U.S. index committee.

Deletion from the SPX. Deletions from the SPX occur as follows:

•	A company is deleted from the SPX if it is involved in a merger, acquisition or significant restructuring such that it no longer meets the eligibility criteria. A company delisted as a result of a merger, acquisition or other corporate action is removed at a time announced by S&P Dow Jones, normally at the close of the last day of trading or expiration of a tender offer. Constituents that are halted from trading may be kept in the SPX until trading resumes, at the discretion of S&P Dow Jones’s U.S. index committee. If a stock is moved to the pink sheets or the bulletin board, the stock is removed.

•	A company that substantially violates one or more of the eligibility criteria may be deleted at the S&P Dow Jones’s U.S. index committee’s discretion.

Issuer Callable Contingent Coupon Barrier Notes	TS-21

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028

Any company that is removed from the SPX (including discretionary and bankruptcy/exchange delistings) must wait a minimum of one year from its removal date before being screened for the eligibility criteria.

S&P Dow Jones believes turnover in index membership should be avoided when possible. At times a stock included in the SPX may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the SPX, not for continued membership. As a result, the SPX constituent that appears to violate criteria for addition to the SPX is not deleted unless ongoing conditions warrant an index change. When a stock is removed from the SPX, S&P Dow Jones explains the basis for the removal.

Share Updates. Share counts are updated to the latest publicly available filings on a quarterly basis.

Investable Weight Factor (IWF) Updates. IWF changes are implemented either annually, quarterly or on an accelerated schedule following the relevant event depending on the nature of the change as explained below.

•	Annual Review. IWFs are reviewed annually based on the most recently available data filed with various regulators and exchanges.

•	Quarterly Review. IWF changes will be made at the quarterly review only if the change represents at least 5% of total current shares outstanding and if the adjusted IWF absolute change is at least 5%, with IWF adjustments limited to the extent necessary to help reflect the corresponding share change.

•	Mandatory Action. Certain mandatory actions, such as M&A driven share/IWF changes, stock splits, and mandatory distributions, are not subject to a minimum threshold for implementation. In order to minimize index turnover, any IWF changes resulting from such mandatory actions are implemented based on the pre-event IWFs of the securities involved.

•	Accelerated Implementation Rule. Material share/IWF changes resulting from certain non-mandatory corporate actions follow an accelerated implementation rule with sufficient advance notification. The accelerated implementation rule is intended to reduce turnover intra-quarter while also enhancing opportunities for index trackers to take advantage of non-mandatory material liquidity events.

Share/IWF Reference Date and Freeze Period. A reference date, after the market close five weeks prior to the third Friday in March, June, September and December, is the cutoff for publicly available information used for quarterly shares outstanding and IWF changes. All shares outstanding and ownership information contained in public filings and/or official sources dated on or before the reference date are included in that quarter’s update. In addition, there is a freeze period on a quarterly basis for any changes that result from the accelerated implementation rule. The freeze period begins after the market close on the Tuesday prior to the second Friday of each rebalancing month (i.e., March, June, September and December) and ends after the market close on the third Friday of the rebalancing month.

Pro-forma files for float-adjusted market capitalization indices are generally released after the market close on the first Friday, two weeks prior to the rebalancing effective date. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 5, the share/IWF freeze period will begin after the close of trading on Tuesday, March 9, and will end after the close of trading the following Friday, March 19 (i.e., the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed and the accelerated implementation rule is suspended, except for mandatory corporate action events (such as merger activity, stock splits and rights offerings). The suspension includes all changes that qualify for accelerated implementation and would typically be announced or effective during the share/IWF freeze period. At the end of the freeze period, all suspended changes will be announced on the third Friday of the rebalancing month and implemented five business days after the quarterly rebalancing effective date.

Companies that are the target of cash M&A events, and if publicly available guidance indicates the event is expected to close by quarter end, may have their share count frozen at their current level for rebalancing purposes.

Other Adjustments. In cases where there is no achievable market price for a stock being deleted, it can be removed at a zero or minimal price at the S&P Dow Jones’s U.S. index committee’s discretion.

Corporate Action Adjustments. The table below summarizes the treatment of certain corporate actions.

Corporate Action	Treatment
Company addition/deletion

Addition

Companies are added at the float market capitalization weight. The net change to the market capitalization of the SPX causes a divisor adjustment.

Deletion

The weights of all stocks in the SPX will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the market capitalization of the SPX.

Issuer Callable Contingent Coupon Barrier Notes	TS-22

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028
Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the SPX. The change to the market capitalization of the SPX causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by the split ratio. Stock price is adjusted by the split ratio. There is no change to the market capitalization of the SPX and no divisor adjustment.
Spin-off

Generally, the spin-off is added to the SPX on the ex-date at a price of zero and will remain in the SPX for at least one trading day. As a result, there will be no change to the index divisor on the ex-date.

However, if the spin-off is ineligible for continued inclusion, it will be removed after the ex-date. The weight of the spin-off being deleted is reinvested across all the components of the SPX proportionally such that the relative weights of all components of the SPX are unchanged. The net change in the market capitalization of the SPX will cause a divisor change.

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the SPX. A net change to the market capitalization of the SPX causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the SPX does not make any adjustments to the price or shares of the stock. As a result, there are no divisor adjustments to the SPX.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the market capitalization of the SPX causes a divisor adjustment.
Rights offering	All rights offerings that are in the money on the ex-date are applied under the assumption that the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in the market capitalization of the SPX causes a divisor adjustment.

Governance of the SPX

The SPX is maintained by S&P Dow Jones’s U.S. index committee. All index committee members are full-time professional members of S&P Dow Jones’s staff. At each meeting, the index committee reviews pending corporate actions that may affect constituents of the SPX, statistics comparing the composition of the SPX to the market, companies that are being considered as candidates for addition to the SPX and any significant market events. In addition, the index committee may revise index policies.

Issuer Callable Contingent Coupon Barrier Notes	TS-23

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028

The following graph shows the daily historical performance of the SPX in the period from January 1, 2016 through June 29, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 29, 2026, the closing level of the SPX was 7,440.43.

Historical Performance of the SPX

This historical data on the SPX is not necessarily indicative of the future performance of the SPX or what the value of the notes may be. Any historical upward or downward trend in the level of the SPX during any period set forth above is not an indication that the level of the SPX is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the SPX.

License Agreement

The SPX is a product of S&P Dow Jones and has been licensed for use by Barclays Bank PLC. “Standard & Poor’s,” “S&P” and “S&P 500” are registered trademarks of Standard & Poor’s Financial Services LLC (“SPFS”). These trademarks have been licensed to S&P Dow Jones and its affiliates and sublicensed to Barclays Bank PLC for certain purposes.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones, SPFS, or any of their respective affiliates (collectively, “S&P”). S&P does not make any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in notes generally or in the notes particularly or the ability of the SPX to track general market performance. S&P’s only relationship to Barclays Bank PLC with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P and/or its licensors. The SPX is determined, composed and calculated by S&P without regard to Barclays Bank PLC or the notes. S&P has no obligation to take the needs of Barclays Bank PLC or the owners of the notes into consideration in determining, composing or calculating the SPX. S&P is not responsible for and has not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash, surrendered or redeemed, as the case may be. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the SPX will accurately track the performance of the SPX or provide positive investment returns. S&P Dow Jones is not an investment advisor. Inclusion of a security within the SPX is not a recommendation by S&P to buy, sell, or hold such security, nor is it considered to be investment advice. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX. It is possible that this trading activity will affect the value of the SPX and the notes.

S&P DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION (INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS)) WITH RESPECT THERETO. S&P SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P.

Issuer Callable Contingent Coupon Barrier Notes	TS-24

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

BofAS has advised us that MLPF&S will purchase the notes from BofAS for resale, and will receive a discount in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which reduces the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. BofAS has advised us that, at MLPF&S’s and BofAS’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Indices, the remaining term of the notes and our creditworthiness. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement produced by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

Issuer Callable Contingent Coupon Barrier Notes	TS-25

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Indices. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The economic terms of the notes are based on our internal funding rates, which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date will be based on our internal funding rates. Our estimated value of the notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

At maturity, if the notes have not previously been called, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the $10 per unit principal amount and will depend on the performance of the Indices. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and their or our affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Indices, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements, any estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes and estimated costs which we may incur in hedging our obligations under the notes. These hedging arrangements are expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-10 and “Use of Proceeds and Hedging” on page PS-26 of product supplement EQUITY MLI-1.

Issuer Callable Contingent Coupon Barrier Notes	TS-26

Issuer Callable Contingent Coupon Barrier Notes
Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, due July , 2028

Tax Consequences

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Coupons” and, if you are a non-U.S. holder (as defined in the accompanying prospectus supplement), “—Tax Consequences to Non-U.S. Holders.”

In determining our reporting responsibilities, if any, we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupon Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a note. Assuming the treatment described above is respected, upon a sale or exchange of the notes (including upon early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the notes, which should equal the amount you paid to acquire the notes (assuming Contingent Coupon Payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your notes between the time your right to a Contingent Coupon Payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon Payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon Payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon Payments to non-U.S. holders as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

Issuer Callable Contingent Coupon Barrier Notes	TS-27